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                                                                    EXHIBIT 4.1

                             POLARIS INDUSTRIES INC.
                       1999 BROAD-BASED STOCK OPTION PLAN

1.       PURPOSE OF THE PLAN

         The purpose of the Polaris Industries Inc. 1999 Broad-Based Stock Option Plan (the "PLAN") is to promote the interest of Polaris Industries Inc. (the "COMPANY") and its subsidiaries (the "SUBSIDIARIES") by providing a vehicle under which the Company can offer to eligible employees the opportunity to obtain equity interests in the Company, thereby increasing employee ownership of Company stock, better enabling the Company to recruit and retain top talent and allowing eligible employees to share in the benefits of future growth in the value of the Company that they help to create.

2.       ADMINISTRATION

         The Plan shall be administered by the Stock Award Compensation Committee (the "COMMITTEE") of the Board of Directors of the Company (the "BOARD"). The Committee shall have the sole and absolute power, authority and discretion to interpret the Plan, to prescribe, amend and rescind rules and regulations to further the purposes of the Plan, and to make all other determinations necessary for the administration of the Plan. All such actions by the Committee shall be final and binding. To the extent permitted by law, members of the Committee shall be indemnified and held harmless by the Company with respect to any loss, cost, liability or expense that may be reasonably incurred in connection with any claim, action, suit or proceeding which arises by reason of any act or omission under the Plan so long as such act or omission is taken in good faith and within the scope of the authority delegated herein. The Committee may, subject to compliance with applicable legal requirements, delegate such of its powers and authority under the Plan as it deems appropriate to designated officers or employees of the Company. In the event of any such delegation of authority, references in the Plan to the Committee shall be deemed to refer to the delegate of the Committee.

3.       NONQUALIFIED STOCK OPTIONS

         Awards under the Plan shall be in the form of non-qualified stock options ("OPTIONS"), i.e. stock options which do not qualify as "incentive stock options" within the meaning of Section 422 or any successor provision of the Internal Revenue Code of 1986, as amended (the "CODE"). Each Option award shall be evidenced by a written award agreement in such form as the Committee shall approve from time to time.
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4.       SHARES SUBJECT TO THE PLAN

         Options in respect of an aggregate of up to 350,000 shares of the Common Stock of the Company, par value $.01 per share (the "COMMON STOCK"), shall be available for award under the Plan. If any Option shall cease to be exercisable in whole or in part for any reason, the shares which were covered by such Option but as to which the Option had not been exercised shall again be available under the Plan. Shares issuable under the Plan shall be made available from authorized and unissued or reacquired Common Stock.

5.       PARTICIPANTS; OPTION AWARDS

         (a) INITIAL GRANTS. As of a date approved by the Committee as the implementation date for the Plan, a one-time award of Options will be granted to each full-time employee of the Company and its Subsidiaries, other than any such employee who is an executive officer or director of the Company, and to each part-time employee of the Company and its Subsidiaries provided that such part-time employee has performed at least 1,000 hours of service prior to that grant date. Notwithstanding the foregoing, only persons who are residents of the United States or of the Province of Manitoba, Canada, other than District Sales Managers who reside in such Province, shall be eligible to receive grants under the Plan. Seasonal employees shall not be eligible to receive grants under the Plan. Employees covered by a collective bargaining agreement (as defined by the Secretary of Labor) between employees' representatives and the Company are not eligible to receive grants under the Plan if the benefits provided hereunder were the subject of good faith bargaining between such employees' representatives and the Company and such collective bargaining agreement does not provide for grants to be made to such employees under the Plan. Each eligible full-time employee shall receive an Option for 100 shares of Common Stock and each eligible part-time employee will receive an Option for 50 shares of Common Stock. Employees who are hired after, and part-time employees who do not meet the 1,000 hour requirement at, the date of the initial grant of Options will participate in the Plan only if and to the extent that the Committee decides to make additional Option grants pursuant to Section 5(b).

         (b) ADDITIONAL GRANTS. The Committee may, but shall not be obligated to, make Option grants under the Plan in addition to those described in
Section 5(a). The Committee shall determine and designate from time to time those employees of the Company and the Subsidiaries who shall be awarded such additional Option grants under the Plan and the number of shares of Common Stock to be covered by each such Option. In making its determinations, the Committee shall take into account such factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.

6.       FAIR MARKET VALUE

         For all purposes under the Plan, the term "FAIR MARKET VALUE" shall mean, as of any applicable date, the closing price of the Common Stock as reported on the New York Stock Exchange Composite Tape on such date, or if no such reported sale of the Common Stock shall have occurred on such date, on the nearest preceding date on which there was such a reported sale.
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7.       EXERCISE PRICE

         Options shall be granted at an exercise price equal to 100% of the Fair Market Value of the underlying shares of Common Stock on the date of grant.

8.       OPTION PERIOD

         The Options granted under the Plan may be exercised by participants, in whole (partial exercises are not permitted), within ten years following the date of grant, provided that the vesting conditions set forth in Section 9 are met and subject to earlier expiration as set forth in Section 11.

9.       VESTING AND OTHER TERMS AND CONDITIONS OF OPTIONS

         An Option will become vested and exercisable in full on the earliest of (a) the third anniversary of the date of grant of such Option, (b) the first date after the date of grant on which the closing price of the Common Stock as reported on the New York Stock Exchange Composite Tape is at least two times the per share exercise price of the Option or (c) upon the occurrence of a Change in Control. The Committee shall have the discretion to determine additional terms and conditions, consistent with this Plan, that will be applicable to Options granted hereunder. The Committee shall also have the discretion to accelerate the exercise date of an Option whenever it decides, in its absolute discretion, that such action is in the best interests of the Company and is equitable to the participant. For purposes of the Plan, a "Change in Control" shall be deemed to have occurred upon:

                  (i) The occurrence of any election of persons to the Board that causes at least one-half of the Board to consist of persons other than (x) persons who were members of the Board on January 1, 1996 and
         (y) persons who were nominated for election by the Board as members of the Board at a time when more than one-half of the members of the Board consisted of persons who were members of the Board on January 1, 1996; provided, however, that any person nominated for election by the Board at a time when at least one-half of the members of the Board were persons described in clauses (x) and/or (y) or by persons who were themselves nominated by such Board shall, for this purpose, be deemed to have been nominated by a Board composed of persons described in clause (x) (persons described or deemed described in clauses (x) and/or
         (y) are referred to herein as ("Incumbent Directors")); or

                  (ii) The acquisition in one or more transactions, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a number of Company Voting Securities equal to or greater than 35% of the Company Voting Securities unless such acquisition has been designated by the Incumbent Directors as an acquisition not constituting a Change of Control for purposes hereof; or
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                  (iii) A liquidation or dissolution of the Company; or a
         reorganization, merger or consolidation of the Company unless, following such reorganization, merger or consolidation, the Company is the surviving entity resulting from such reorganization, merger or consolidation or at least one-half of the Board of Directors of the entity resulting from such reorganization, merger or consolidation consists of Incumbent Directors; or a sale or other disposition of all or substantially all of the assets of the Company unless, following such sale or disposition, at least one-half of the Board of Directors of the transferee consists of Incumbent Directors.

         As used herein, "COMPANY VOTING SECURITIES" means the combined voting power of all outstanding voting securities of the Company entitled to vote generally in the election of the Board.

10.      EXERCISE OF OPTIONS AND PAYMENT FOR COMMON STOCK

         A participant may exercise all, but not less than all, of the Options granted to him or her under the Plan by delivering written notice of exercise to the Company which must be received by the officer or employee of the Company designated in the applicable award agreement at or before the close of business on the expiration date of the Option. Full payment for shares of Common Stock purchased upon the exercise of the Option shall be made at the time the Option is exercised in whole (partial exercises are not permitted). Payment of the purchase price shall be made in cash or in such other form as the Committee may approve in the applicable award agreement, including, without limitation, payment in accordance with a cashless exercise program under which, if so instructed by the participant, shares may be issued directed to the participant's broker or dealer upon receipt of an irrevocable written notice of exercise from the participant. No shares of Common Stock shall be issued to the participant until such payment has been made, and a participant shall have none of the rights of a stockholder with respect to Options held except to the extent such Options have been exercised.

11.      TERMINATION OF OPTIONS

         A participant shall be entitled to exercise his or her Options, to the extent such Options were exercisable on the date of termination, for a period of (a) thirty (30) days (but not after the scheduled expiration date of such Options) following the date of termination of the participant's employment for any reason other than the participant's disability (within the meaning of Section 22(e)(3) of the Code), death or retirement on or after his normal retirement age in accordance with the Company's retirement policy for employees, as appropriate, and (b) one (1) year (but not after the scheduled expiration date of such Options) following the date of termination of employment by reason of the participant's disability (within the meaning of Section 22(e)(3) of the Code), death or retirement on or after his normal retirement age in accordance with the Company's retirement policy for employees.

12.      EFFECT OF CHANGE IN STOCK SUBJECT TO THE PLAN

         In the event of any subdivision or combination of the outstanding shares of Common Stock, stock dividend, recapitalization, reclassification of shares, sale, lease or transfer of
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substantially all of the assets of the Company, substantial distributions to stockholders, merger, consolidation or other corporate transactions which would result in a substantial dilution or enlargement of the rights or economic benefits inuring to participants hereunder, the Committee shall make such equitable adjustments as it may deem appropriate in the Plan and the outstanding Options, including, without limitation, any adjustment in the total number of shares of Common Stock which may thereafter be available under the Plan.

13.      MERGERS AND SIMILAR TRANSACTIONS

         In the event of any merger, reorganization, consolidation, share exchange, transfer of assets or other transaction having similar effect involving the Company (a "MERGER") in which the Company is not the surviving corporation or pursuant to which a majority of the shares which are of the same class as the shares that are subject to outstanding Options are exchanged for, or converted into, or otherwise become shares of another corporation or other consideration, the Committee shall have the sole discretion to determine that (i) the surviving, continuing, successor or purchasing corporation, as the case may be (the "ACQUIRING CORPORATION"), shall assume the Company's rights and obligations under outstanding award agreements or substitute awards in respect of the Acquiring Corporation's stock for outstanding Options, or (ii) the Options shall be cancelled in exchange for such consideration as the Committee shall approve (based on the value of the consideration received in the Merger by holders of Common Stock).

14.      NONASSIGNABILITY

         Options shall not be transferable other than by will or the laws of descent and distribution and are exercisable during participant's lifetime only by the participant.

15.      WITHHOLDING

         Whenever the Company proposes or is required to issue or transfer shares of Common Stock in connection with the exercise of Options, the Company shall have the right to require the option holder to pay to the Company an amount sufficient to satisfy any federal, state or local withholding tax requirements with respect to such exercise. Such payment may be directly from the Company or in accordance with a cashless exercise program approved by the Committee. In addition, the Company shall have the right to deduct from all amounts paid to a participant in cash as salary, bonus or other compensation any taxes required by law to be withheld in respect of Options under this Plan.

16.      CONSTRUCTION OF THE PLAN

         The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Minnesota, other than the conflict of law provisions of such laws.

17.      AMENDMENT
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         The Board may, by resolution, amend or revise the Plan, except that the Board may not alter or impair any Options previously granted under the Plan without the consent of the holders thereof, except in accordance with the provisions of Paragraph 12.

18.      EFFECTIVE DATE; TERMINATION OF PLAN

         The Plan shall become effective as of April 1, 1999. The Plan shall terminate on the tenth (10th) anniversary of the effective date, unless it is sooner terminated by the Board. Termination of the Plan shall not affect Options previously granted under the Plan.